Exhibit (l)(1)

                               PURCHASE AGREEMENT


            The ASO Outlook Group, a Massachusetts business trust (the "Trust"), and Winsbury Associates, an Ohio general partnership ("Winsbury") of which Kenneth B. Quintenz and G. Ronald Henderson are the sole general partners, hereby agree with each other as follows:

            1. The Trust hereby offers Winsbury and Winsbury hereby purchases 75,000 Series A units of beneficial interest (representing units in The ASO Outlook Group Prime Obligations Fund) and 25,000 Series D units of beneficial interest (representing units in The ASO Outlook U.S. Treasury Fund) (such units of beneficial interest in The ASO Outlook Group Prime Obligations Fund and The ASO Outlook Group U.S. Treasury Fund being hereinafter collectively known as "Shares"), at the price of $1.00 per Share. Winsbury hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Winsbury of funds in the amount of $100,000 in full payment for the Shares.

            2. Winsbury represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

            3. Winsbury agrees that if it or any direct or indirect transferee of any of the Shares redeems any of the Shares prior to the second anniversary of the date the Trust begins its investment activities, Winsbury will pay to the Trust an amount equal to the number resulting from multiplying the Trust's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by Winsbury or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.



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            IN WITNESS WHEREOF,  the parties hereby have executed this Agreement as of the 29th day of July, 1988.



Attest:                            THE ASO OUTLOOK GROUP


/s/ William J. Taub                By /s/ J. David Huber
------------------------              ------------------------
William J. Taub                       J. David Huber
                                      President


Attest:                            WINSBURY ASSOCIATES


/s/ Charles L. Booth               By /s/ G. Ronald Henderson
-------------------------             -------------------------
Charles L. Booth                      G. Ronald Henderson,
                                      General Partner